EXHIBIT 99.1

NEWS RELEASE For Immediate Release August 6, 2003	Contact: Charles A. Post SVP-Corporate Strategy and Capital Markets (703) 273-7500

SUNRISE REPORTS SECOND-QUARTER 2003 EPS OF $0.67 PER SHARE

     McLean, Va.—Sunrise Senior Living, Inc. (NYSE: SRZ), today reported second-quarter earnings per share of $0.67 per share (diluted), a 43 percent increase over second-quarter 2002 results. Second-quarter 2003 one-time transition expenses, associated with the Marriott Senior Living transaction, were $1 million or $0.02 per share lower than anticipated and accounted for the earnings per share results exceeding the high-end of the Company’s second-quarter 2003 guidance range of $0.62 to $0.65 per share. Second-quarter 2003 earnings excluding income from property sales ($23.2 million or $0.57 per share) and transition expenses ($4 million or $0.10 per share), were $0.20 per share, compared to second-quarter 2002 earnings excluding income from property sales ($15.1 million or $0.35 per share) of $0.12 per share (there were no transition expenses in the second quarter of 2002). Sunrise believes earnings per share excluding income from property sales and transition expenses is a helpful measure in understanding its operating results in light of the Company’s management services transformation and the non-recurring nature of the transition expenses.

     Revenues for the second quarter rose 179 percent to $334.5 million from $119.9 million in the same quarter of 2002. Net income for the second quarter of 2003 increased by 41.4 percent to $16.2 million, compared to $11.5 million for the second quarter of 2002.

     Second-quarter 2003 results were driven by a $160.5 million increase in management and contract services revenue, partially offset by a corresponding $148.3 million increase in management and contract services expense. The increase in management and contract services revenues was primarily due to a 172 percent increase in revenues under management, generated by growth in Sunrise’s operating portfolio as a result of the Marriott Senior Living acquisition, new community openings and other new management business. In addition, the Company’s sale/long-term manage back program resulted in higher income and lower depreciation and amortization expense from already completed sales as well as properties classified as held for sale. Second-quarter earnings per share results also reflect the impact of the Company’s share repurchase program, which resulted in a 3.2 percent decrease in the diluted share count. Second-quarter 2003 results were achieved despite a $12.1 million increase in general and administrative expenses and $4.2 million of pre-tax start-up losses and development and pre-opening expenses.

     “The quarter’s results clearly demonstrate the benefits of our management services transformation, including a significant increase in revenues and earnings from long-term management contracts and improved financial strength through reduced debt and increased cash,” said Paul Klaassen, Sunrise Senior Living chairman and CEO. “Looking forward, we expect our growth will be generated from a solid development pipeline, several new management contract opportunities, growth in our existing portfolio and redeployment of the proceeds from our sale/long-term manage back program.”

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Sunrise Reports Second-Quarter 2003 EPS of $0.67 Per Share/page 2

     Portfolio Growth

     In the second quarter of 2003, Sunrise opened three communities developed in joint ventures. During the quarter, Sunrise also acquired the majority interest in an existing joint venture containing seven operating communities with a resident capacity of 448. Sunrise previously held a minority ownership interest in the communities as a result of the Karrington transaction. The Company now owns 100 percent of these communities and will consolidate their operations going forward.

     As of June 30, 2003, Sunrise operated 346 communities, of which Sunrise owned 100 percent of 85 communities, had a majority or controlling interest in four communities, a minority ownership position in another 110 communities and managed 147 communities for third-party owners.

     Sunrise, at the end of the second quarter of 2003, had 16 communities under construction that are expected to open over the next four quarters. Of those openings, 11 will be in joint ventures, four will be consolidated and one will be wholly owned by a third party (a schedule of openings by quarter is provided in Sunrise’s supplemental disclosure). Fourteen of those openings will be in the United States and two will be in Canada. Sunrise has 44 additional communities under various stages of development.

     Operational Highlights

     As a result of revenue increases and continued growth in Sunrise’s operating portfolio, primarily due to the Marriott Senior Living acquisition, revenues under management increased 172 percent to $397.6 million in the second quarter of 2003 from $146 million in the second quarter of 2002. Revenues under management include revenues generated by Sunrise’s consolidated communities, communities owned in joint ventures and communities owned by third parties that are managed by Sunrise.

     At the end of the second quarter of 2003, Sunrise’s total operating portfolio consisted of 346 communities with a resident capacity of 40,586 compared to 205 communities with a resident capacity of 16,293 in the previous year’s period. Occupancy for the total operating portfolio increased to 85 percent in the second quarter of 2003 compared to 82.6 percent in the second quarter of 2002.

     During the second quarter of 2003, Sunrise had 139 communities (11,152 resident capacity) that were classified as “same-store” owned communities. Second-quarter 2003 revenue for this portfolio increased 5.2 percent over the second quarter of 2002 as a result of a 4.7 percent increase in average daily rate ($125.88 compared to $120.24) and a 0.7 percent increase in occupancy (89.6 percent compared to 88.9 percent). Operating expenses for this portfolio increased 10.3 percent in the second quarter of 2003 over the year earlier period. Second-quarter 2003 operating expenses were impacted by increased insurance expense, labor costs and employee benefit costs. The labor and employee benefit cost increases were partially due to lower employee turnover. Looking forward, management expects continued positive same-store revenue comparisons and for expense growth to moderate.

     “Our second-quarter results reflect the integration of two large, dedicated and highly trained operating teams into one. We made significant progress in our integration efforts and are now operating a portfolio generating approximately $1.6 billion of annual revenues,” said Sunrise President Thomas Newell. “In the midst of our integration efforts, our operating team produced solid revenue growth in excess of 5 percent for the same-store communities, which was driven by a strong increase in average

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Sunrise Reports Second-Quarter 2003 EPS of $0.67 Per Share/page 3 daily rate and a pick-up in occupancy. Controlling operating expenses continues to be an important focus.”

     Financing and Capital Overview

     Sunrise ended the second quarter of 2003 with $103.6 million of cash and cash equivalents. Debt at the end of the second-quarter 2003 was $476.2 million, a $34.9 million, or 7 percent, decrease compared to $511.1 million at the end of the second quarter of 2002. At the end of the second-quarter 2003, 57 percent of the Company’s debt was fixed (5.9 percent weighted average interest rate) and 43 percent was floating (3.6 percent weighted average interest rate) with a weighted average interest rate of 4.9 percent. As of June 30, 2003, Sunrise had $213 million of debt maturing in the next 12 months. Approximately $134 million of the maturing debt is expected to be repaid when the previously announced sale/long-term manage back transactions close in 2003. Sunrise expects to refinance or repay the remaining $79 million of debt as it matures.

     Sunrise has received commitments from a syndicate of banks for a $200 million corporate credit facility with expansion options and expects to close on the facility in the third quarter of 2003. Sunrise expects the facility will have an initial term of three years, with an extension option. Proceeds from the line of credit will be used for general corporate purposes, including joint venture investments, acquisitions and the refinance of existing debt. Given the Company’s management services transformation and intention for most future developments to be completed with joint ventures, the new line of credit is intended to replace Sunrise’s existing $265 million syndicated revolving credit facility, which is primarily used for construction of wholly owned senior living properties.

     In the second quarter of 2003, Sunrise completed a 23-property, $311 million sale/long-term manage back transaction, which occurred in two separate transactions. The transactions included the sale/long-term manage back of 12 consolidated senior living communities for $167 million and the sale of 11 Sunrise joint venture communities valued at $144 million. The investor group acquired a 90 percent interest in the venture and Sunrise has a 10 percent interest and will continue to operate all 23 communities under long-term management agreements. Subject to meeting certain operating and financing contingencies, Sunrise expects to recognize $30 million of income from the sale/long-term manage back transaction for the 12 consolidated communities, which will be recognized over five quarters beginning in the second quarter of 2003 ($21 million in 2003 and $9 million in 2004).

     Consistent with Sunrise’s previous announcements, the Company expects the sale of five additional consolidated communities valued at $93 million to close in the third quarter of 2003 and that a sale/long-term manage back transaction of 11 consolidated communities, valued at approximately $88 million, will close in the fourth quarter of 2003 along with the sale of seven additional communities ($81 million book value) which are currently held for sale.

     Upon closing of the remaining 2003 transactions (23 total properties) and related debt financings, Sunrise expects to reduce debt by approximately $157 million, generate additional pre-tax proceeds of approximately $80 million and recognize income of approximately $25 million ($12 million in 2003 and $13 million in 2004), subject to meeting certain operating and financing contingencies. In addition, Sunrise expects to be repaid $79 million of outstanding notes receivable in 2003 from joint ventures.

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Sunrise Reports Second-Quarter 2003 EPS of $0.67 Per Share/page 4

     Following the closing of these 2003 transactions and the termination of three leases associated with the Marriott Senior Living transaction, Sunrise will have 63 remaining consolidated and majority owned communities. Since 29 of the communities are leased, Sunrise will have 34 remaining operating communities (2,247 resident capacity) that are consolidated and majority owned and are candidates for its sale/long-term manage back program with several more consolidated communities under development. The 34 remaining consolidated and majority owned communities have a book value of approximately $263 million and secure $120 million of debt. Sunrise plans to continue its sale/long-term manage back program to complete its transformation to a management services company.

     Repurchase Program

     On May 7, 2003, Sunrise announced that its Board of Directors had expanded its repurchase program to $150 million from $50 million. The Company has completed approximately $52 million of its repurchase program (2.2 million shares at an average price of $24.29), leaving an additional $98 million of availability.

     The expanded program is effective until May 2004 and can be used for the repurchase of Sunrise’s common stock or its 5.25 percent convertible subordinated notes due in 2009. Sunrise will fund the repurchases from available funds, proceeds from its sale/long-term manage back program and proceeds from the repayment of notes receivable. Under the repurchase program, Sunrise is authorized to make purchases in the open market or in privately negotiated transactions from time to time, subject to market conditions, applicable legal requirements and other factors. The repurchase program does not obligate the Company to repurchase any specific number of shares or amounts of convertible notes, and repurchases pursuant to the program may be suspended or resumed at any time or from time to time without further notice or announcement.

     Outlook and Earnings

     Quarterly guidance for the third quarter of 2003 is $0.70 to $0.72 per share. Third-quarter guidance includes approximately $5 million ($0.12 per share) of transition expenses related to the Marriott Senior Living transaction. Income from property sales is expected to be approximately $20 million ($0.49 per share) in the third quarter of 2003, based on closing of the sale/long-term manage back of five properties and meeting certain operating and financing contingencies. Excluding estimated income from property sales and transition expenses, Sunrise expects earnings per share to be approximately $0.33 to $0.35 in the third quarter of 2003.

     For the fourth quarter of 2003, Sunrise expects earnings per share to be in the $0.68 to $0.70 per share range. Fourth-quarter guidance includes approximately $1 million ($0.02 per share) of transition expenses related to the Marriott Senior Living transaction. Income from property sales is expected to be approximately $11 million ($0.28 per share) in the fourth quarter of 2003, based on closing of the sale/long-term manage back of approximately 18 properties and meeting certain operating and financing contingencies. Excluding estimated income from property sales and transition expenses, Sunrise expects earnings per share to be approximately $0.41 to $0.43 in the fourth quarter of 2003.

     Based on year-to-date results and third and fourth-quarter 2003 guidance, Sunrise now expects earnings per share in 2003 to be in the $2.61 to $2.65 per share range, a 17 percent to 19 percent increase

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Sunrise Reports Second-Quarter 2003 EPS of $0.67 Per Share/page 5 over 2002 results, which included $4.1 million or $0.10 per share of expenses associated with the early redemption of its 5.5 percent convertible notes. Sunrise expects earnings per share in 2003, excluding income from property sales (approximately $74 million or $1.83 per share) and transition expenses (approximately $11 million or $0.26 per share) to be approximately $1.06 per share.

     As Sunrise continues its transformation process, it expects its revenue and earnings growth will become increasingly driven by management services revenues. Management services revenue growth will be generated by higher management fees and pre-tax income from Sunrise’s existing portfolio of owned and managed communities, expansion of the Company’s operating portfolio through new construction and new third-party management contracts and increased pre-opening fees associated with a larger percentage of communities developed through joint ventures. In addition, Sunrise expects earnings per share, excluding income from property sales, to continue to accelerate as it grows its operating portfolio, reinvests proceeds from its sale/long-term manage back program and completes the Marriott Senior Living transition.

     Conference Call Information

     Sunrise will host a conference call on Wednesday, August 6, 2003, at 10:00 a.m. EDT when Paul Klaassen, chairman and chief executive officer; Thomas Newell, president and Larry Hulse, chief financial officer, will discuss the Company’s second-quarter 2003 financial results. The call-in number is (703) 871-3625 (no password required). Those interested may also go to the Company’s Web site at www.sunriseseniorliving.com and click on the broadcast icon to listen to the earnings call. Those unable to participate in the live call may hear a rebroadcast by dialing (703) 925-2533 (pass code: 200557). The call will be available from 1:00 p.m. EDT, August 6 through 11:59 p.m. EDT, August 13. In addition, a recording of the call will be available on Sunrise’s Web site. A link to the recorded call and a copy of this earnings release will be available on the Company’s web site in the investor relations section.

     Sunrise Senior Living is the nation’s largest provider of senior living services. The McLean, Va.- based Company, which employs more than 30,000 people, has over 360 senior living communities either open or under construction in the United States, United Kingdom and Canada with a combined resident capacity of more than 40,000. Sunrise communities offer a full range of personalized senior living services, from independent living, to assisted living, to care for individuals with Alzheimer’s and other forms of memory loss and nursing and rehabilitative care. Sunrise’s senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents.

     Estimates of future earnings are by definition, and certain other matters discussed in this press release may be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that its expectations will be realized. Sunrise’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, development and construction risks, acquisition risks, licensing risks, business conditions, competition, changes in interest rates, the Company’s ability to execute on its sale/manage back program, market factors that could affect the value of the Company’s properties, the risks of downturns in economic conditions generally, success in integrating Marriott Senior Living Services operations, satisfaction of closing conditions and availability of financing for development and acquisitions. These and other risks are detailed in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Sunrise Reports Second-Quarter 2003 EPS of $0.67 Per Share/page 6

For general media calls, please contact Sarah Evers, vice president, External Communications at (703) 744-1620.

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SUNRISE SENIOR LIVING, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	June 30,	December 31,
	2003	2002

ASSETS
Current Assets:
Cash and cash equivalents	$103,605	$173,119
Accounts receivable, net	47,075	21,648
Notes receivable — affiliates	25,287	10,180
Deferred income taxes	4,441	15,873
Prepaid expenses and other current assets	25,688	33,566

Total current assets	206,096	254,386
Property and equipment, net	386,492	299,683
Properties held for sale	217,209	337,233
Notes receivable — affiliate	110,069	77,112
Management contracts and leaseholds, net	84,350	12,140
Costs in excess of assets acquired, net	108,314	32,749
Investments in unconsolidated senior living properties	67,033	64,375
Investments	5,610	5,610
Other assets	46,311	32,863

Total assets	$1,231,484	$1,116,151

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,860	$5,082
Accrued expenses and other current liabilities	113,004	42,934
Deferred revenue	34,862	37,316
Current maturities of long-term debt	212,913	29,415

Total current liabilities	363,639	114,747
Long-term debt, less current maturities	263,278	427,554
Investments in unconsolidated senior living properties	2,878	2,901
Deferred income taxes	99,218	96,112
Other long-term liabilities	16,215	7,158

Total liabilities	745,228	648,472
Minority interests	1,890	1,861
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized, 21,933,244 and 22,343,815 shares issued and outstanding in 2003 and 2002	219	223
Additional paid-in capital	302,810	312,952
Retained earnings	188,551	158,931
Deferred compensation — restricted stock	(7,390)	(3,333)
Accumulated other comprehensive income (loss)	176	(2,955)

Total stockholders’ equity	484,366	465,818

Total liabilities and stockholders’ equity	$1,231,484	$1,116,151

SUNRISE SENIOR LIVING, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2003	2002	2003	2002

Operating revenue:
Management and contract services	$205,751	$45,244	$271,381	$77,313
Resident fees	105,604	59,591	156,936	126,387
Income from property sales	23,156	15,053	42,908	27,305

Total operating revenue	334,511	119,888	471,225	231,005

Operating expenses:
Management and contract services	183,907	35,645	237,930	60,105
Facility operating	77,538	40,731	114,743	85,163
Development and pre-opening	3,796	2,275	7,143	4,843
General and administrative	21,129	8,992	32,969	17,135
Depreciation and amortization	3,764	6,776	6,668	13,568
Facility lease	13,270	2,052	15,327	4,219

Total operating expenses	303,404	96,471	414,780	185,033

Income from operations	31,107	23,417	56,445	45,972

Interest income (expense):
Interest income	2,547	2,991	4,829	5,869
Interest expense	(8,078)	(7,973)	(14,612)	(21,202)

Total interest expense	(5,531)	(4,982)	(9,783)	(15,333)

Equity in earnings of unconsolidated senior living properties	37	98	205	47
Minority interests	(292)	(45)	(584)	(146)

Income before income taxes	25,321	18,488	46,283	30,540
Provision for income taxes	(9,116)	(7,025)	(16,662)	(11,605)

Net income	$16,205	$11,463	$29,621	$18,935

Net income per common share data:

Basic

Basic net income per common share	$0.74	$0.51	$1.34	$0.84

Basic weighted-average shares outstanding	21,900	22,525	22,070	22,433

Diluted

Diluted net income	$17,360	$12,582	$31,918	$21,283

Diluted net income per common share	$0.67	$0.47	$1.23	$0.79

Diluted weighted-average shares outstanding	25,910	26,773	26,038	26,777

Sunrise Senior Living
Supplemental Information
as of June 2003
($ in millions except average daily rate and per share data)

	Communities		Resident
			Capacity

	Q2 02	Q2 03	Q2 02	Q2 03

Community Data
Communities managed for third party owners	28	147	2,328	20,363
Communities in joint ventures	84	110	7,228	9,713
Communities consolidated	93	89	6,737	10,510

Total communities operated	205	346	16,293	40,586

Percentage of Total Operating Portfolio
Assisted Living			92%	67%
Independent Living			8%	23%
Skilled Nursing			—	10%

Total			100%	100%

Selected Operating Results
		Q2 02	Q2 03

I.	Total Operating Portfolio
	Number of communities	205	346
	Resident capacity	16,293	40,586
	Occupancy	82.62%	84.97%

II.	Same-Store Owned Portfolio Operating Results (1)	Q2 02	Q2 03	% Change

	Number of communities	139	139	—
	Resident capacity	11,152	11,152	—
	Revenue	$110.53	$116.26	5.2%
	Facility operating expense (2)	$66.40	$73.23	10.3%
	Occupancy	88.93%	89.59%	0.7%
	Average daily rate (3)	$120.24	$125.88	4.7%

III.	Lease-Up Developed and Consolidated Portfolio
	Number of communities	11	7
	Resident capacity	1,052	674
	Revenue	$4.11	$5.04
	Facility operating expense (2)	$3.60	$3.49
	Occupancy	40.85%	56.50%
	Average daily rate (3)	$121.00	$132.46
	Average age (months)	5.2	9.3

IV.	Selected Total Portfolio Operating Results (4)
	Total revenues of communities under management	$146.0	$397.6
	Total G&A expenses as a percentage of total revenues of communities under management	6.16%	5.31%
	Total G&A expenses, excluding transition expenses, as a percentage of total revenues of communities under management (6)	6.16%	4.33%

Other Information
	Consolidated Debt
	Fixed principal amount	$371.0	$272.6
	Fixed weighted average rate	6.73%	5.89%
	Variable principal amount	$140.1	$203.6
	Variable weighted average rate	4.29%	3.55%
	Total debt	$511.1	$476.2
	Total weighted average rate	6.06%	4.89%

Sunrise Senior Living
Supplemental Information (Continued)
as of June 2003
($ in millions except average daily rate and per share data)

	Q2 02	Q2 03

Development Information
Construction in progress	$104.7	$89.3
Capitalized interest	$1.3	$1.2
Capital expenditure	$30.9	$27.8
Pre-tax start-up losses (5)	$(2.7)	$(0.4)
Development and pre-opening expense	$(2.3)	$(3.8)

Number of Development Communities to be Opened (Resident Capacity)

	Q3 03		Q4 03		Q1 04		Q2 04

Consolidated communities	1	(77)	2	(143)	—		1	(78)
Joint venture communities	2	(177)	4	(333)	4	(368)	1	(94)
Managed communities	1	(86)	—		—		—

Notes

(1)	Same-store owned portfolio consists of all communities in which Sunrise has an ownership interest and that were stabilized in both the second quarter of 2003 and 2002. This includes consolidated and joint venture communities.
(2)	Facility operating expenses exclude management fee expense paid to Sunrise with respect to same-store joint venture communities in order to make comparisons between consolidated and joint venture communities consistent.
(3)	Average daily rate excludes community fees.
(4)	Includes all revenues for communities operated by Sunrise.
(5)	Losses incurred during the period for communities opened during the prior twelve months in which Sunrise has an ownership interest.
(6)	G&A expenses used in this calculation exclude transition expenses of $4 million and $0 for the three months ended June 30, 2003 and 2002, respectively. In light of the one-time transition expenses associated with the Marriott Senior Living Services transaction, Sunrise believes this calculation is relevant in understanding its recurring G&A expenses as a percentage of revenues.